                                                                      EXHIBIT 12


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       YEAR ENDED DECEMBER 31

                                                                                                  Two Months Ended
                                          1991      1992       1993        1994       1995        February 29, 1996
                                        -------   --------   --------    --------    -------      -----------------

Income (Loss) Before Income Taxes        25,350    (42,336)   (43,790)    (52,060)    52,178           (40,195)
                                        -------   --------   --------    --------    -------         ---------

Interest Portion of Rental Expense      $ 4,885   $  4,459   $  4,330    $  3,639    $ 3,383         $     564

Interest Expenses                         4,628      3,866      3,301       3,225      1,430               340
                                        -------   --------   --------    --------    -------         ---------

Fixed Charges                             9,513      8,325      7,631       6,864      4,813               904
                                        -------   --------   --------    --------    -------         ----------

Earnings Before Tax & Fixed Charges     $34,863   $(34,011)  $(36,159)   $(45,196)   $56,991         $ (39,291)
                                        -------   --------   --------    --------    -------         ---------

Ratio of Earnings to Fixed Charges          3.7          -          -           -       11.8
                                        -------   --------   --------    --------    -------         ---------



                                                                                     Pro Forma
                                         One Month Ended       Pro Forma        Three Months Ended
                                          March 31, 1996         1995             March 31, 1996
                                         ---------------         -----           -----------------
Income (Loss) Before Taxes                       887              6,441                   639
                                          ----------            -------              --------
Interest Portion of Rental Expense        $      282            $ 3,383              $    846

Interest Expenses                              3,602             40,945                10,680
                                          ----------            -------              --------

Fixed Charges                                  3,884             44,328                11,526
                                          ----------           --------              --------

Earnings Before Tax & Fixed Charges       $    4,771            $50,769                12,165
                                          ----------            -------              --------

Ratio of Earnings to Fixed Charges               1.2                1.1                   1.1
                                          ----------            -------              --------

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